FOR IMMEDIATE RELEASE	Contact: Mark H. Burroughs (732) 542-2800
February 13, 2007
OSTEOTECH TO PRESENT AT FIRST ALBANY CAPITAL’S
2ND ANNUAL ORTHOPEDIC CONFERENCE
Osteotech, Inc. (NASDAQ: OSTE) announced today that Sam Owusu-Akyaw, Osteotech’s President and Chief Executive Officer, will deliver a presentation at First Albany Capital’s 2nd Annual Orthopedic Conference. Mr. Owusu-Akyaw will be discussing Osteotech’s productivity and profitability activities, new products and technologies and distribution effectiveness initiatives. A copy of the presentation is available on Osteotech’s website at http://www.osteotech.com until February 21, 2007.
Mr. Owusu-Akyaw will deliver a similar presentation at Roth Capital Partners 19th Annual OC Conference on February 21, 2007 at 3:30 PM PST. A live webcast of that presentation will be available the day of the presentation through Osteotech’s website at http://www.osteotech.com. A replay of the presentation will be available for approximately two weeks thereafter through Osteotech’s website.
During the presentation, Mr. Owusu-Akyaw will describe:
•	Osteotech’s New Products and Technology Model — This model identifies Osteotech’s mission for the development of Osteo-Biologic solutions. New products and technologies will be created with input from surgeons. New technologies will focus on specific therapies within certain market segments to develop new procedure specific products.

•	Market Positioning of the Plexur™ P Biocomposite — The Plexur™ P Biocomposite will be positioned in the synthetic portion of the bone graft substitute market against solid calcium sulfate, tri-calcium phosphate and hydroxyapatite bone graft substitute forms. Plexur™ P is a bone void filler and osteogenic carrier that can be utilized as a bone graft extender or allograft substitute. Osteotech previously announced on February 8, 2007 that the Food and Drug Administration had cleared the Plexur™ P Biocomposite.

•	Market Positioning of the Plexur™ M Biocomposite — The Plexur™ M Biocomposite, which is still under development, will be positioned in the synthetic portion of the bone graft substitute market with a secondary focus on the orthopedic reconstructive bone cement and orthopedic fixation and settable materials sub-markets. Plexur™ M will compete against settable calcium sulfate and tri-calcium phosphate forms and PMMA (bone cement) for certain procedural applications. Plexur™ M will be a moldable bone void filler, which can be utilized in the fixation of bone fragments and grout as a secondary stabilizer.
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•	Enhanced DBM Platform — Osteotech’s Enhanced DBM platform will be utilized to develop procedural specific products with targeted osteoinductive activity levels. Products will be optimized with a procedure specific carrier with increasing activity levels depending on surgical challenge. Osteotech’s Enhanced DBM technology is still under development.

•	Introduction and Market Positioning of the Osteotech Tension Band — Osteotech will introduce a new collagen based product for spinal stabilization and fusion, which is currently under development. The Tension Band will compete with polymeric and wire cable tension bands and will be utilized for dynamic stabilization in the spine. Unlike other competitive products, Osteotech’s Tension Band is capable of remodeling into bone.

•	Distribution-Product Continuum — Osteotech’s Distribution-Product Continuum focuses on a transition from an agent/distributor distribution model representing the full line of Osteotech products to a hybrid Osteo-Biologic specialist and agent/distributor model in 2007. The continuum details a continued transition to an advanced hybrid distribution model of Osteo-Biologic specialists and agents/distributors providing a full Osteo-Biologic product portfolio focus.
All information in this press release and in the Company’s First Albany Capital’s 2nd Annual Orthopedic Conference presentation is as of February 13, 2007 and the Company undertakes no duty to update this information.
Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, an inability to obtain, or a delay in obtaining, regulatory approval of new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech’s website at www.osteotech.com.
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